EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of the Common Shares, CHF 0.03 nominal value per share, of CRISPR Therapeutics AG. The undersigned also agree that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

EXECUTED this 28th day of October, 2016.

CELGENE ALPINE INVESTMENT CO. III, LLC

Date: October 28, 2016	By:	/s/ Kevin Mello
Kevin Mello
Manager

CELGENE CORPORATION

Date: October 28, 2016	By:	/s/ Thomas M. Perone
Thomas M. Perone
Assistant Secretary